Winthrop Realty Trust (FUR)
            Q3 2008 Earnings Call
02:00 PM November 06, 2008 ET
Transcript

Operator: Greetings and welcome to the Winthrop Realty Trust Third Quarter Earnings Release Conference Call. At this time all participants are in a listen-only-mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions]. As a reminder this conference is being recorded. It is now my pleasure to introduce your host Ms. Beverly Bergman, Vice President and Director of Investor Relations with the Winthrop Realty Trust. Thank you Ms. Beverly Bergman. You may now begin.

Beverly Bergman, Vice President and Director of Investor Relations

Thank you Chris (0:0:32) and good afternoon everyone. Welcome to the Winthrop Realty Trust Conference Call to discuss our third quarter 2008 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Peter Braverman, President; John Garilli, Chief Accounting Officer and other members of the management team. Tom Staples our Chief Financial Officer is unable to be with us today due to a death in his family.

A press release was issued this morning, November 6 and will be furnished on Form 8-K with the SEC. These documents are available on Winthrop's website at www.winthropreit.com in the Investor Relation section.

Additionally, we're hosting a live webcast of today's call, which you can access in the sites news and events section.

At this time management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Winthrop believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Winthrop can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time-to-time in Winthrop's filings with the SEC. Winthrop does not undertake duties to update any forward-looking statements. Please note that in the press release Winthrop has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements.

This can be found on page five of the press release.

I'd now like to turn the call over to Michael Ashner for his opening remarks. Please go ahead Michael.

Michael L. Ashner, Chairman, Chief Executive Officer

Thank you Beverley. Good afternoon everyone and thank you for joining us today at today's conference call. Today, Winthrop announced financial results for the third quarter, a period in which all of us experience a continuing difficult market condition. By now you should have all received a copy of our earning press release.

Momentarily I'll turn the call over to our Chief Accounting Officer John Garilli, substituting for Tom Staples, who will review our third quarter performance results. After that our President Peter Braverman will present our operational highlights for the quarter. First I'd like to discuss where we see the marketplace and how we are positioning ourselves within the marketplace environment. Simply stated, the collapse of global credit markets together with both the reality and perception of an imminent economic downturn has significantly devalued real estate equity and debt related securities. While pricing levels for specific assets have not fallen significantly yet, we believe that it is only a matter of time before reduced tenant demand and the inability to refinance debt to prior levels will significantly raise capitalization rates, resulting in price reductions.

Consequently, our current investment activities are primarily focused on real estate equity and debt securities with the exception of expanding, where appropriate, our joint ventures with our existing seasoned partners. While not strictly considered a form of opportunistic investing, we believe that the repurchase of our own senior debt and equity securities, when valued and underwritten in the same manner as we would a third-party investment is a form of investing which offers superior risks-adjusted returns, which we will pursue when applicable.

The principal difference is, of course, the benefit of reduced underwriting risk with respect to purchase of our own securities due to our superior knowledge of the underlying assets. So much for the right side of our balance sheet. In order to take advantage of these emerging opportunities an investor needs liquidity. To that end and as we will discuss more fully momentarily, the company significantly improved its liquidity from the start of the year increasing cash, cash equivalents and restricted cash to approximately $219 million as at September 30, 2008 and $42.6 million at December 2007, inclusive of $70 million of borrowings under our credit line with KeyBank.

As a result, we believe we are presently relatively well positioned to take advantage of the increasing flow, of investment opportunities that are being presented to us. Enough of my brief homage to Alan Greenspan's speech. Let's apply the foregoing to the company's recent events. As stated, pricing for specified assets is generally not yet fallen to the levels we believe we will see in 2009. The only specific property related investments made by us during the quarter were with our existing joint venture partners, Marc Realty and the Sealy group, who share our approach to investing.

Specifically, the acquisition of a six building office-flex campus for a new venture with the Sealy group containing approximately 470,000 square feet in Northwest Atlanta. The property is adjacent to our existing holding, and the purchase price for the property is $47 million, includes the extremely attractive assumable debt of $37 million. The non-recourse loan bears interest at 6.12%, and matures in November 2016. Our company's initial ownership percentage of the new venture is 68%.

The property is presently 83% occupied and will be jointly owned and managed with its sister venture. Pursuant to the terms of the joint venture arrangement, Sealy overseas the day-to-day operations of the joint venture. We underwrote the new venture to yield an initial estimated current return of 10 to 11% to Winthrop's equity. We also made a $1,1050,000 participating mezzanine loan in the newly acquired property for the Marc Realty portfolio located at 180 North Wacker, in Chicago. The loan bears interest at 8.5%, requires monthly payments of interest only, and matures on April 18, 2012. And contains equity conversion features similar to our existing mezzanine loans with Marc Realty.

Consistent with our views, that real estate equity securities are starting to provide attractive opportunities. We recently acquired in a privately negotiated transaction 3.5 million shares of common stock of Lexington Realty Trust for $5.50 per share. In so doing, the seller of the shares provided Winthrop with non-recourse financing equal to 50% of the purchase price, for a term of three years at an interest rate of 3-month LIBOR plus 250 basis points. No margin calls may be made by the lender until such times as the loan amount equals or exceed 50% of the reduced values of the shares, the equivalent of a $4.67 stock price presently. In underwriting this event, investment, we assumed the possibility that Lexington might reduce it's dividend significantly, but to a level that would likely provide Winthrop with a 20% plus current return after giving effective financing and without any benefits from stock depreciation. Because we reviewed our holdings in Piedmont office reality trust as non-core, with little near-term upside, we determined, together with our partners, to sell our position back to Piedmont for an aggregate purchase price of $32.3 million. In connection with the sale, we received a distribution of our pro-rata share equal to $9 million. In so doing we realized a cash loss of approximately $1 million, which in all likelihood would have been greater, but for the four-year standstill agreement we entered into with Piedmont.

During the quarter, we continued to focus our efforts on increasing our liquidity and delivering our balance sheet. As mentioned, at September 30 we had over $218 million in cash, cash equivalents and restricted cash, including the $70 million borrowing from KeyBank compared with $42.6 million at the end of 2007. The increase in cash came from a variety of sources including the sale of 3.5 million Lexington shares in March for approximately $52.8 million, approximately $37 million from our shareholder rights offering in May -- a $10 million distribution from our Concord investment, the afore-mentioned sale by Lexington of our Piedmont shares and the $70 million of borrowings under our KeyBank line.

It should be noted that we recently repaid $33.7 million of the KeyBank line. Accretive de-leveraging of our company is, in our view, a potentially superior risk-adjusted return on our capital, because of the yields presently realizable, the enhanced strengthening of our balance sheet and the reduced underwriting risk we have with respect to our own assets. To this end, Winthrop recently acquired a total of 1,024,000 of its tier REIT D1 preferred shares for a gross price of $18.6 million inclusive of transaction costs, which represents a 27.4% discount from their redemption cost in March 2012.

In September, Winthrop's Board of Trustees approved a share repurchase plan, which the company may repurchase up to 5 million of its outstanding common shares. During October 2008, the company repurchased 350,000 of its common share an average price of approximately $2.66 per common share for approximately $930,000. In administering the stock repurchase program, it is our intention to only repurchase shares in our company on the same basis we evaluate any common stock investment.

On August 2, 2008, a subsidiary of Inland American Real Estate Trust Inc. agreed to contribute up to $100 million in preferred capital over the next 18 months to Concord Capital, our debt platform, to be used primarily for new investments by Concord and, if Inland agrees, to satisfy any future obligations and or repayments of Concord credit facilities.

In connection with this investment in Concord, Inland is entitled to receive a priority return of 10% on this contributed and unreturned capital. Coincident with the closing, Winthrop received the afore-mentioned distribution of $10 million from our equity investment in Concord.

In a series of transactions, Concord has reduced it's debt obligations from $849 million at December 31, 2007 to $689 million at October 31, 2008. On October 31, 2008 Concord reduced the balance on its repurchase line with [inaudible] Column Financial by 42.6 million and extended the line through March 2011.

In addition, Concord extended one of it's repurchase lines, that with RBS/Greenwich which is scheduled to expire December 15, 2008 for period of one year and reduce the outstanding balance to $21.5 million by way of prepayment. Finally, Concord repurchased approximately $2 million of its Class E and $2 million of Class F bonds issued by the Concord real estate CDO 2006-1 for an aggregate purchase price of $1 million representing a discount of 75%. As a result, the aggregate internal leverage ratio of Concord improved from 76% to 68% through November 4. Once again, it is our view that de-leveraging Concord is an effective and protective use of its capital in this credit constrained market.

Managing the debt platform amidst a credit crisis, such as we are experiencing, is somewhat similar to a endless roller coaster ride. On the one hand, new loans come with both outside yields and a superior risk profile compared to year-ago offerings. On the other hand, the potential stress to income levels for both new and old loans, as well as declining loan-to-value ratios, resulting from increased capitalization rates spells caution. Moreover, at the leverage debt platform, which itself has the ability to repurchase it's own debt at a discount with again reduced underwriting risk. It's suggestive of an alternative investment direction.

Finally, the uncertainty of obtaining replacement financing 2011 also requires careful consideration. All of these options and concerns are being carefully considered by us, as well as our partners Lexington and Inland, in reviewing the future growth and direction of Concord. To summarize, these are volatile and heady times which provide our company with what we believe to be a much improved investment environment, but which also will require the most focused balance sheet diligence in order to mine these opportunity.

Within that I will now turn the call over to our Chief Accounting Officer John Garilli to review our financial results. John?

John Garilli, Chief Accounting Officer

Thank you, Michael. Good afternoon everyone. I'll present an overview of our financial results for the third quarter as well as highlights from each of our business segments. For the three months ended September 30, 2008, Winthrop reported net income of $2.2 million or $0.03 per share compared with net income of $5.4 million or $0.08 per share for the quarter ended September 30, 2007.

The decrease in income for the comparable period was primarily the result of a $1.9 million decrease in revenues with respect to the company's preferred equity and the Marc Realty portfolio. As the 2007 results included participating equity income of $1.5 million relating to the sale of a property. Additionally, interest income decreased by approximately $900,000 as a result of the sale of our mortgage-backed securities in February of 2008. In the nine months ended September 30 2008, we reported a net loss of $15.5 million or a loss of $0.21 per share, a decrease of $42.3 million from net income of $26.8 million or $0.36 per share for the nine months ended September 30, 2007. The decrease in earnings for the nine-month period is primarily the result of the following.

The decrease in earnings from our investment in Concord were approximately $21.5 million due to impairment charges on it's available for sale of securities of approximately $57 million. A loan loss provision of $8.2 million, which was partially offset by an increase in net interest earnings of $9.7 million. This increase in net interest earnings is the result of significant investment activity during the first nine months of 2007.

Additionally, Concord recognized a gain on extinguishments of debt of approximately $13 million relating to the acquisition of debt issued by a CDO 1 with a face value of $25.1 million or $12.1 million. We recognized our 50% share of each of these items. With respect to the company's preferred equity and the Marc Realty portfolio, earnings decreased by approximately $7.9 million primarily as a result of a decrease in participating equity income of $5.4 million and an impairment loss of approximately $2 million.

Additionally gain on sale of REIT securities decreased by approximately $8 million. Total FFO for the third quarter of 2008 was $5.3 million or $0.07 per diluted common share compared with FFO of $10.2 million or $0.12 per diluted common share for the third quarter of 2007. The company reported a loss of FFO for the nine months ended September 30, 2008 of $6.5 million or a loss of $0.09 per diluted common share as compared with FFO of $40.7 million or $0.46 per diluted common share for the nine months ended September 30, 2007.

The decreases in FFO are primarily due to the same factors which negatively impacted net earnings noted earlier. With respect to our operating properties business segment, net operating income was $7.7 million for the three months ended September 30, 2008 compared with approximately $7.2 million for the three months ended September 30, 2007. For the nine months ended September 30, 2008, net operating income was approximately $23.5 million compared with approximately $23.8 million for the nine months ended September 30, 2007.

Decrease in net operating income during the nine month period is due primarily to increased operating and real estate tax expenses of $2.4 million, which were partially offset, by an increase in rental income of $1.8 million. Net operating income from our loan assets and loan securities business segment was approximately $4.4 million for the three months ended September 30, 2008, as compared with net income of $7.2 million for the three months ended September 30, 2007.

As previously mentioned, the decrease is primarily the result of a $1.9 million decrease related to the Marc Realty portfolio and a $900,000 decrease in interest income. For the nine months ended September 30, 2008, the company reported a net operating loss from our loan assets and loan securities business segment of $9.8 million compared with net operating income of $23.4 million for the nine months ended September 30, 2007. This decrease was primarily due to a decrease in earnings from our investment in Concord of $21.5 million, a decrease in earnings from our investment in Marc Realty of $7.9 million, and a decrease in interest earnings of $5.5 million.

The REIT equity interest business segment reported income of $37,000 for the three months ended September 30, 2008, compared with income of approximately $1.3 million during the prior year period. This was primarily due to a decrease of $1.2 million in dividend income and a decrease of $135,000 in the equity earnings of Lex-Win Acquisition LLC.

The decrease in dividend income is primarily from the sale of our Lexington shares earlier this year. For the nine months ended September 30, 2008 income from our REIT equity interest business segment decreased by approximately $12.6 million to $1.04 million from $13.6 million for the nine months ended September 30, 2007.

The decrease in earnings was due primarily to a decrease in the gain on sale of real estate securities of approximately $8 million, a decrease in dividend income of $3.5 million, as well as an increase in the equity loss in Lex-Win Acquisition LLC of $839,000 and a $207,000 impairment loss recognized in 2008 on available for sale securities. At September 30, 2008 we held REIT equity interest having an aggregate value of $1.2 million compared with $71.4 million at December 31, 2007. The primary change in the balance from December 31, 2007 is due to the sale of our shares in Lexington Realty Trust, which took place during the first quarter of this year and the sale of our interest in Piedmont Realty Trust, which took place during the third quarter of 2008.

Turning to liquidity. For the nine months ending September 30, 2008, our cash and cash equivalents increased by approximately $143.1 million. The increase was a result of approximately $24.9 million of cash generated by operating activities and $144.5 million of cash provided by our investing activities. This was partially offset by $26.3 million of cash used in financing activities.

At September 30, 2008 we had cash, cash equivalents and restricted cash of $218.8 million. This includes $70 million borrowed under the company's revolving line of credit with KeyBank. This facility matures December 16, 2008 with the option to extend for one additional year. More recently, on October 22, 2008 we repaid $33.7 million on that line of credit.

Lastly, a quick review of our dividends. Our Board of Trustees declared a regular quarterly cash dividend of $0.065 per common share during the third quarter of 2008, which was paid on October 15, 2008. To date this year, we have paid regular quarterly dividends of $0.065 per common share and $0.40625 per Series B-1 share.

In addition, during the first quarter of 2008 we paid a special dividend for the year ended December 31, 2007 of $0.18 per common hare and $0.7639 per Series B-1 share.

That concludes my financial review for the period. Now I'll turn the call over to Peter Braverman. Peter?

Peter Braverman, President

Thank you, John and good afternoon, everyone. I would like to talk about the key operational issues that have occurred since July. In September 30, 2008 our portfolio encompassed approximately 9.7 million square feet of space including properties in the Marc Realty and Sealy portfolios, and 230 rental units at a multifamily asset. The Marc Realty Portfolio consisted of two participating second mortgage loans and 19 participating convertible mezzanine loans, together with an equity investment in each mezzanine borrower in the aggregate investment amount, including accrued interest of approximately 56,173,000.

As of September 30, 2008, our wholly-owned portfolio had a blended occupancy rate of 97%, which was consistent with the 97% occupancy rate at September 30, 2007. With respect to the properties in our Mark Realty venture, the blended occupancy rate of September 30, 2008, was 82% as compared to 85.5% at September 30, 2007. While the suburban properties have experienced a softening in the leasing market, downtown Chicago remains strong and maybe said to be improving.

Our Sealy venture properties had a blended occupancy rate of 87% at September 30, 2008, as compared to 90% at September 30, 2007. The 3% decrease in occupancy at the Sealy properties from the prior-year period is primarily attributable to a recent vacancy at the Nashville, Tennessee properties.

We are experiencing strong leasing interest for the Nashville vacancy. Turning to the Concord portfolio. As of September 30, 2008, Winthrop and Lexington had each contributed $162.5 million to Concord, which has acquired approximately $1.05 billion in assets, and each has received total distributions of $14.6 million and earned a 9.93% annualized return on invested capital during the nine months ending September 30, 2008.

At this time, the Concord portfolio has only one non-performing bond and four loans of which a loan reserve has been taken. One of which, the Concord Department loan is in default. A receiver is in place at Columbus and Concord has commenced foreclosure proceedings. While the platform continues to perform within our current expectations, these economic times dictate a heightened concern over liquidity and the future performance of the real estate underlying our loans.

So to conclude, Winthrop has had a stable quarter in terms of operating performance. We've identified some interesting opportunities, as demonstrated by our recent purchase of selected shares, and to continue to deliver as projected in regards to returns on investor capital. Our balance sheet and liquidity are solid and we believe we are well positioned to continue to capitalize on unique opportunities that were presented by this market.

With that, let's open up for questions. Operator?

Operator: Thank you. [Operator Instructions]. Our first question comes from the line of Andrew Boord with Fenimore Asset Management Inc. Please proceed with your question.

Q – Andrew Boord

Good afternoon, everybody. I appreciate the call, it's always, insightful, and I appreciate that. I'm curious on the Concord platform, with the conditions changing with the Inland investment, is that change, what cash you may pull out of Concord this year, next let's say 12 months?

A – Michael Ashner

No it doesn't. Any cash we take out Concord this year will be cash that is a return on investment not a return of investment.

Q – Andrew Boord

Okay. So you don't feel you need to retain the cash to pay down the debt levels, I guess my real question.

A – Michael Ashner

No, we may use -- we may use their cash to pay down debt levels, but I thought your question was whether we were going to take cash out to reduce our equity investment and we don't intend to do that.

Q – Andrew Boord

Okay. And then on your dividend you pay out, I think most of us understand, you're less like a REIT, more like an opportunity fund than in anything else I've seen. Does it make sense at this point to cut your dividend so you have more cash to reinvest?

A – Michael Ashner

Well we couldn't cut our dividend, we wanted to, we are at the edge of our taxable income and in order to maintain REIT status, we have to dividend out approximately 100% of our taxable income. So it's not a question which we are – have the option of considering.

Q – Andrew Boord

Okay. That's a good answer, I appreciate it. Thank you.

Operator: Our next question comes from the line of Raymond Howe with Comprehensive Financial. Please proceed with your question.

Q – Raymond Howe

Hey guys. Question for a little, delve a little deeper on Concord, talk a little bit about sort of where you see that platform headed, I know you reduced debt in third quarter, do you see moving more towards that or are you still looking at opportunistic situations, can you comment on that any?

A – Michael Ashner

Well Concord was designed, and will continue to be, a more conventional debt platform that is pursuing high yielding debt opportunities, but conventional ones. We're not doing strange loans or recapitalizations of other companies through Concord. It's basic, your basic mortgage loans, whether it be a first mortgage, mezzanine, or preferred equity. So, that was the basis for which it was set up and that's basis for which we're going to maintain that company. But we are, as I said, being very cautious right now. Capital is dear. We have approximately $60 million of drawable capital between our KeyBank line and our Inland partners and we're going to make decisions very carefully as to where we want to put that capital for the next year, in view of the continuing uncertainty in the credit markets.

Q – Raymond Howe

What's the process on the, the property you're taking back in contra -- where is that property?

A – Michael Ashner

Oh, god. It's a six apartment complex in Columbus. It actually sort of went very well for us. Normally in a foreclosure process you don't get control of the real estate until near the end, the borrower filed for bankruptcy. It appeared to have, did not have the resources to maintain the bankruptcy, so that the Court allowed us to put a receiver in. We're in the process of taking – well, in effect we have taken control over the real estate now.

Q – Raymond Howe

Was that one of the loans on the -- that was covered by the CDO?

A – Michael Ashner

That's outside the CDO.

Q – Raymond Howe

Okay. And roughly what was the face value of the loan?

A – Michael Ashner

$21 million.

Q – Raymond Howe

Okay.

A – Michael Ashner

It's a first mortgage loan, so there will be certainly some level of recovery.

Q – Raymond Howe

Gotcha. Last quarter, again, is this small in the big scheme of things, you mentioned a Michigan property inside the Marc portfolio that I guess had an October sort of deadline. I think the state of Michigan was going to let you know something on, can you comment on that any?

A – Michael Ashner

I think the issue was whether they were going to --

Q – Raymond Howe

Renew?

A – Michael Ashner

Yeah. Renew -- Peter, did they renew? I don't think they have extended yet, they haven't vacated the properties is my understanding but nevertheless, there is durational aspect to their leases and it's obviously created the inability to easily refinance the property in this market. The loan: we've contacted the lender, the deterrent to tell them that we want to extend the loan and we're waiting to hear from them.

Q – Raymond Howe

Okay. What's generally on the horizon in BellSouth properties? What's generally the timeline when you'll know whether they are going to extend or?

A – Peter Braverman

Anticipating end of first quarter or second quarter of next year.

Q – Raymond Howe

Okay, okay. Thank you very much.

A – Michael Ashner

You're welcome.

Operator: Our next question comes from the line of David Fick with Stiefel Nicholas. Please proceed with your question.

Q – David Fick

Good afternoon. The Kroger lease in 2010 is a big piece of NOI. Can you just walk us through what you believe the status of that lease typically to be?

A – Peter Braverman

What's actually the Kroger lease is actually 12 separate properties. Each one has a separate lease. So this is not a consistent story among them. At least two of them [inaudible] will clearly vacate. In fact we have one that's probably going to be sold. We've got three that we're not sure of and the balance we expect them to renew, although there's no certainty they would do that and they don't have to notify us for at least a year.

Q – David Fick

And if you feel comfortable that, it's well located real estate, easily re-leased?

A – Peter Braverman

I think again, their 12 separate stories, two that have been vacated, I think are probably weakest. The ones we expect them stay are stronger, so there's a range among all 12, as a general portfolio that is a fairly well-placed portfolio.

A – Michael Ashner

Yeah, well we're hesitant to predict events, David. We're are not uncomfortable with those assets.

Q – David Fick

Okay. Can you walk us through the straight line rents and CapEx for the quarter?

A – Michael Ashner

John, can you be helpful on this?

A

Yeah. So on the straight line rents, he's looking for specifics or -- in terms of the change or how it hits our P&L?

Q – David Fick

What was it? I mean, just what were the numbers?

A

Oh I'm sorry. The – the straight line rent for the quarter.

Q – David Fick

We can get that off line, I will call you back.

A

The adjustment was just under $1 million for straight-line rents.

Q – David Fick

What was your CapEx?

A

Total CapEx for the quarter, I do not have that handy, I have it for --

Q – David Fick

Well year-to-date will be fine too?

A

Okay.

A – Michael Ashner

So approximately 3 million, David, it's approximately 3 million year-to-date. But if you want -- if you want to go offline, we'll give you a schedule on a property by property basis.

Q – David Fick

It doesn't have to be that. I just like to know what's base building and what's GI leasing commissions at some point. The Concord debt facilities expiring in 2009, what do you expect to happen there?

A – Michael Ashner

The one that's expiring in November 2009?

Q – David Fick

No.

A – Michael Ashner

I'm sorry. Right now we have three debt facilities. CF First, Column financial was now extended, now through 2011, that's done. We extended the RBF dredge through November, December of 2009 just recently. And we're in the process of finalizing an extension or pay down of the JPMorgan/Bear Stearns. And that's I think for what, $22 million Peter? Revenue. $22 million?

A – Peter Braverman

Yes.

Q – David Fick

And so you would expect it to be a combination of an extension and pay down?

A – Michael Ashner

Yeah, that's how it always works itself out.

Q – David Fick

Okay. All right. Thanks.

A – Michael Ashner

That's what I anticipate. The stock market's down 400 points they tell me, so who knows.

Q – David Fick

All right. Thank you.

A – Michael Ashner

You're welcome David

Operator: [Operator Instructions]. Our next question comes from the line of Sam Kidston with North & Western. Please proceed with your question.

Q

Yeah. Hi guys. Just a quick question on the share repurchase. What are your thoughts on how quickly or slowly you're going to do that, and on the repurchase of the Series B-1 versus common? Thank you.

A – Michael Ashner

Well there are the two questions really. So let's have the first one. Candidly we're going -- we eschew any gimmicks with respect to stock repurchase. We are not buying back the stock to drive up, to impress the market and drive up stock price. We buy back our stock when we think it's cheap. We do that for shareholders who aren't selling stock. That's what we do. So we're in the market on a constant basis buying secured, buying the stock when we think the price is very cheap and that's what we're going to continue to do. With respect to the Series B-1 it's obviously more easily to evaluate the purchase because of its place in the capital structure. Where we think it's an accretive transaction to our common stock we buy it back. And we'll continue to do so there also. I hope that was helpful.

Operator: Our next question comes from the line of Brett Reese with Janney Montgomery Scott. Please proceed with your question.

Q

Thank you. Good afternoon. What should I root for here? I mean on one sense the liquidity that you've husbanded, I'd like you to be opportunistic and buy commercial properties with higher cap rates on the cheap -- but then you do have 9.7 million of properties. I mean what should I be hoping for here?

A – Peter Braverman

I'm not sure what. Perhaps if I can rephrase your question, what is it you can expect of us, is that?

Q

No, no I mean on the one hand I want property, I want you to be right in your prediction that property values come down because you've husbanded cash and you've got a very sharp pencil and you wanted to be opportunistic and buy things on the cheap. But you know, you do have an existing portfolio of properties, I'm concerned, you'll make it on one end and will have issues on the other.

A – Peter Braverman

Let's talk about -- let's first focus on the other end, as it were. We are very fortunate, our properties are very well leased. The Marc Realty portfolio is performing very well as is the Sealy. We have little or no debt maturities in near term that we're going to hold our real estate and make the money that the real estate that we bought in the past generates. That's what we're going to do, we don't see any material risk to the holdings that we have. The only caveat to that is obviously the one property in Lansing, Michigan. And we've informed the market, that is what it is.

Q

Right.

A – Peter Braverman

So if we put that right, we're not concerned about -- not materially concerned about that which we own and God forbid if the – if we've got a 38% unemployment rate and the Dow goes to 1000 and then we'll be concerned about. So right now there is no real concern. On the other side, we have to weigh carefully where we put our capital. Do we put in equity and debt securities, do we do more platform size investments, larger deals which gives us a greatest bang for our buck, or do we buy individual properties. As I said right now we don't think -- we don't see the property prices have fallen to the level where they're particularly attractive relative to securities we can buy. And you can buy, look, I mean, it's not unknown, you could buy convertible puttable bonds on top tier REITS two weeks ago at yielding 18%. You know, that's money good. You can buy perpetual preferreds at 20%. You can buy common stocks that have fallen in price by 60%. These are things we have to consider.

Q

Right, thank you.

A – Peter Braverman

You're welcome.

Operator: There are no further questions at this time. I would now like to turn the floor back over to management for any closing comments.

Michael L. Ashner, Chairman, Chief Executive Officer

Well, again we thank you all for joining us this afternoon and as always, we appreciate your continued interest and support, we welcome your input. And any questions concerning the company and its business. As we've told you in the past, you're welcome to call any member management at time with any particular questions you have regarding the company or its operation. If you would like to receive additional information about us, please contact Beverly Bergman in our offices. You can also find additional information about us on our website at www.winthropreit.com. In addition, please feel free, as I said, to contact me personally or any other member of management.

Operator: Ladies and gentlemen this does conclude today's teleconference. You may disconnect your lines at this time and thank you for your participation. May you all have a wonderful day.